EXHIBIT 3.1.2

Colorado Secretary of State Date and Time: 12/07/2011 02:00 PM Id Number: 20051109690 Document number: 20111676551 ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Amendment
Filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20051109690

1. Enity name:	Synergy Resources Corporation

2. New Entity name:

3.	None

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the Corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the Corporation's period of duration as amended is perpetual, mark this box:  ☒

7. Delayed effective date:
(mm/dd/yyyy)

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Hart William T.
(Last) (First) (Middle) (Suffix)
1624 Washington Street
(Street name and number or Post Office information)
Denver CO 80203
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable) (Country - if not US)

The following section is added to Article VII:

Section 3. Any action required or permitted by the Colorado Business Corporation Act to be taken at a shareholders’ meeting may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted, consent to such action in writing.